Exhibit 99.1

For Release: Immediately Contact: Scott D. Beamer (847) 446-7500

Stepan Reports Second Quarter Results and Announces Dividend

·	Net Sales increased 6% to $504.1 million versus $474.4 million in the prior year period.

·	Net income was $24.4 million, up 7% versus $22.7 million in the prior year period. Net income, excluding deferred compensation was $20.6 million essentially flat with prior year results of $20.4 million.

·	Diluted EPS was $1.06 versus $0.99 in the prior year period. Diluted EPS, excluding deferred compensation, was $0.90 versus $0.89 in the prior year period.

·	Polymer sales volume was up 22% for the quarter. North American and European polyol volumes used in rigid foam insulation grew 18%.

·	Surfactant results were adversely impacted by continued weakness in North America and a soft global Agricultural market.

NORTHFIELD, Illinois, July 23, 2014 – Stepan Company (NYSE: SCL) today reported second quarter results:

“Despite challenges in our North America Surfactant business, we were able to match prior year earnings by delivering significant growth in our Polymer business and from recent strategic investments in both Surfactants and Polymers,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “North American surfactant results were down as volumes decreased 11% for the quarter due to lower consumer product, biodiesel and agricultural volumes. Surfactant income outside North America increased. Strong global volume growth contributed to Polymer income gains, as consumers around the world used more insulation to reduce energy cost.”

“We continue to make progress on our strategic initiatives that are critical for future sales and earnings growth. On July 15, we announced that we reached an agreement to acquire a sulfonation facility in Bahia, Brazil. This acquisition is synergistic with our existing Vespasiano plant and provides an opportunity to serve the growing northeast of Brazil. Our other recent investments in Brazil, Singapore and Europe Polymers, along with our June 2013 polyester resin acquisition, delivered growth in the first half of 2014. During the second quarter we launched a formal program, utilizing internal and external resources to improve efficiency across the Company. Our balance sheet remains solid, and we continue our pursuit of opportunities that improve efficiency, accelerate our earnings growth, and deliver greater returns to our shareholders.”

Summary
		Three Months Ended June 30			Six Months Ended June 30

($ in thousands, except			%			%
per share data)	2014	2013	Change	2014	2013	Change
Net Sales	$ 504,111	$ 474,445	+6	$ 981,553	$ 930,991	+5
Operating Income	$36,914	$35,869	+3	59,437	64,163	(7)
Net Income	$24,353	22,742	+7	37,371	41,776	(11)
Net Income Excluding
Deferred Compensation*	$20,626	20,361	+1	33,393	41,876	(20)
Earnings per Diluted Share	$1.06	$0.99	+7	$1.63	$1.82	(10)
Earnings per Diluted Share
Excluding Deferred
Compensation	$0.90	$0.89	+1	$1.46	$1.82	(20)
* See Table II for a discussion of deferred compensation plan accounting.

Percentage Change in Net Sales

The increase in quarterly net sales was primarily due to higher average selling prices in the Surfactant segment and 22% volume growth in our Polymer segment (15% excluding the polyester resin acquisition from Bayer MaterialScience LLC). The Surfactant selling price increase was mostly tied to higher commodity raw material costs. The Surfactant net sales growth attributable to higher selling prices was mostly offset by an 8% decline in global sales volume. Polymer sales growth continued from the strong rigid foam insulation business in North America and Europe as well as incremental volume from the June 2013 polyester resin acquisition.

	Three Months Ended	Six Months Ended
	June 30	June 30
Volume	(2)	(2)
Selling Price	+7	+7
Foreign Translation	+1	-
Total	+6	+5

Segment Net Sales

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change

Net Sales
Surfactants	$333,761	$331,087	+1	$669,471	$671,060	-
Polymers	148,270	121,325	+22	267,377	217,323	+23
Specialty Products	22,080	22,033	-	44,705	42,608	+5

Total Net Sales	$504,111	$474,445	+6	$981,553	$930,991	+5

Segment Sales Volume

Total Company sales volume decreased 2% in the second quarter versus prior year.

  Surfactant sales volume declined 8% for the quarter. Most of this decrease was attributable to the North America business which experienced an 11% volume decline. Consumer Product volumes were down due to greater use of internal capacity by customers. Surfactant sales for agricultural applications were down due to the carryover impact of severe first quarter weather in North America that resulted in lower customer demand and higher customer inventory levels. As in the first quarter, Stepan did not participate in the biodiesel market because it was not economically advantageous to do so. North American enhanced oil recovery

(EOR) volumes increased versus prior year. Surfactant volumes outside North America were down 3%, mostly in Brazil and driven by a temporary plant shutdown at a large customer and the weaker Agricultural market due to drought conditions.

  Polymer sales volume increased 22% for the quarter. Excluding the North American polyester resin acquisition, growth was 15%. North American polyol volume, used in rigid foam insulation, grew 19% versus prior year. Phthalic Anhydride volumes were down 9%. European polyols volume increased 16% largely due to continued market growth in insulated metal panels and C.A.S.E
  (Coatings, Adhesives, Sealants and Elastomers).
  Specialty Products quarterly sales volume was flat versus prior year.

Segment Gross Profit

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change
Surfactants	$40,846	$48,330	(15)	$81,654	$99,978	(18)
Polymers	$25,156	$19,940	+26	$42,421	$36,491	+16
Specialty Products	$ 6,094	$ 6,565	(7)	$12,330	$11,775	+5

Total Company segment gross profit declined 4% to $72.1 million in the second quarter.

  Surfactant gross profit declined 15% to $40.8 million. North America accounted for most of this decline due to lower volumes and higher maintenance and depreciation expenses. The lower North America volume accounted for $3.7 million of the decline in gross profit. Maintenance expense in North America was $1.4 million over prior year primarily due to projects related to the severe first quarter weather. Additionally, we incurred $0.9 million of higher depreciation expense that was associated with the Canadian restructuring initiative that was approved in the fourth quarter of 2013. The associated savings will begin in the second half of 2014 with a full annual run rate of approximately $2.5 million per year beginning in 2015. Gross Profit outside of North America increased $2.6 million versus prior year.
  Polymer gross profit increased 26% to $25.2 million. Strong polyol volume growth in both North America and Europe generated $2.6 million of gross profit improvement, while the polyester resin acquisition added $1.7 million.
  Specialty Products gross profit declined 7% to $6.1 million. This decline was primarily attributable to lower pharmaceutical volume.

Segment Operating Income

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change
Surfactants	$19,239	$25,966	(26)	$37,577	$55,618	(32)
Polymers	$18,444	$13,524	+36	$29,270	$24,288	+20
Specialty Products	$3,550	$4,197	(15)	$7,571	$ 7,029	+8

Total Company Operating Expenses

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2014	2013	Change	2014	2013	Change

Selling	$ 13,493	$ 14,440	(7)	$27,639	$28,168	(2)
Administrative – General	14,469	15,151	(5)	29,148	29,569	(1)
Administrative – Deferred
Compensation*	(5,417)	(3,621)	+50	(5,665)	1,312	NM
Research, development
and technical service	12,130	11,868	+2	24,054	23,195	+4

Total	$ 34,675	$ 37,838	(8)	$75,176	$82,244	(9)

*	See Table II for a discussion of deferred compensation plan accounting.

	·	Operating expenses, excluding the impact of Deferred Compensation decreased 3% for the quarter. The decrease was primarily due to lower incentive-based compensation, pension and group insurance expenses.

Income Taxes

The effective tax rate was 27% for the first half of 2014 compared to 28% for the first half of 2013. The decrease was primarily attributable to a greater percentage of consolidated income being generated outside the U.S. where the effective tax rates are lower. This was partially offset by the expiration of the U.S. research and development tax credit and the small agri-biodiesel producer tax credit.

Selected Balance Sheet Information

The Company’s net debt level increased by $2.0 million for the quarter and $37.6 million versus year-end. The increase versus year-end was predominately due to a $36.9 million decrease in cash which resulted from an increase in working capital attributable to higher surfactant selling prices.

($ in millions)	6/30/14	3/31/14	12/31/13
Net Debt
Total Debt	$271.3	$269.6	$270.6
Cash	96.4	96.7	133.3

Net Debt	$174.9	$172.9	$137.3
Equity	586.4	564.3	553.7

Net Debt + Equity	$761.3	$737.2	$691.0

Net Debt / (Net Debt + Equity)	23.0%	23.5%	19.9%

The major working capital components are:
($ in millions)	6/30/14	3/31/14	12/31/13
Net Receivables	$306.8	$296.3	$265.7
Inventories	203.9	185.6	172.4
Accounts Payable	(182.8)	(167.8)	(157.3)
Total	$327.9	$314.1	$280.8

The Company had capital expenditures of $19 million during the quarter and has spent $39 million for the first half of 2014. This compares to $21 million and $42 million, respectively, in the prior year.

Stockholders’ equity has grown 6% to $586 million at June 30, 2014, from $554 million at the end of 2013. Additionally the company returned $5 million of cash to shareholders through share buybacks during the first half of 2014.

Outlook

“The second quarter had its share of challenges, but by delivering on our strategic initiatives we matched prior year earnings,” said F. Quinn Stepan Jr., President and Chief Executive Officer “As previously communicated, the lower first quarter earnings will make it difficult to exceed 2013 full year earnings from operations.”

The challenges to our Surfactant business in North America are expected to continue for the remainder of the year. Consumer Product volumes are expected to be down due to greater use of internal capacity by customers. The North America agricultural market had a slow start and is expected to have a down year. The Brazil agricultural market is expected to improve in the second half. Contributions from Enhanced Oil Recovery (EOR) and efficiency projects should improve in the second half.

Polymers should continue to deliver strong volume growth globally. Improving economies in the U.S. and Europe as well as greater use of insulation, should contribute to full year Polymer growth. The North American polyester resin business purchased from Bayer is fully integrated and is expected to deliver income as projected.

Dividend Declaration

The Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.17 per share. The dividend is payable on September 15, 2014, to common stockholders of record on August 29, 2014. In the fourth quarter of 2013, the Company increased its quarterly cash dividend by $0.01 per share, marking the 46th consecutive year of paying increased dividends.

Conference Call

Stepan Company will host a conference call to discuss the second quarter results at 8:00 A.M. Eastern Time (7:00 A.M. Central Time) on July 23, 2014. Telephone access to the live conference call will be available by dialing +1 (877) 256-6029. To listen to a live webcast of this call, please go to our Internet website at www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2014 and 2013
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

				%				%
	2014	2013	Change		2014	2013	Change

Net Sales	$504,111	$474,445	+	6	$981,553	$930,991	+	5
Cost of Sales	432,522	400,738	+	8	846,940	784,584	+	8
Gross Profit	71,589	73,707		(3)	134,613	146,407		(8)

Operating Expenses:
Selling	13,493	14,440		(7)	27,639	28,168		(2)
Administrative	9,052	11,530		(21)	23,483	30,881		(24)
Research, development
and technical services	12,130	11,868	+	2	24,054	23,195	+	4
	34,675	37,838		(8)	75,176	82,244		(9)

Operating Income	36,914	35,869	+	3	59,437	64,163		(7)
Other Income (Expense):
Interest, net	(3,021)	(2,329)	+	30	(5,978)	(4,508)	+	33
Loss from equity in joint ventures	(1,243)	(1,323)		(6)	(2,694)	(2,736)		(2)
Other, net	556	(17)		NM	530	554		(4)
	(3,708)	(3,669)	+	1	(8,142)	(6,690)	+	22

Income before Income Taxes	33,206	32,200	+	3	51,295	57,473		(11)
Provision for Income Taxes	8,838	9,546		(7)	13,919	15,822		(12)
Net Income	24,368	22,654	+	8	37,376	41,651		(10)

Net (Income) Loss Attributable
to the Noncontrolling Interests	(15)	88		NM	(5)	125		NM

Net Income Attributable to
Stepan Company	$24,353	$22,742	+	7	$37,371	$41,776		(11)

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.07	$1.01	+	6	$1.64	$1.85		(11)
Diluted	$1.06	$0.99	+	7	$1.63	$1.82		(10)

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	22,763	22,559	+	1	22,768	22,512	+	1
Diluted	22,931	22,917	+	-	22,948	22,903	+	-

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $6.0 million of income versus $3.8 million of income last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2014			2013			2012

6/30	3/31	12/31	9/30	6/30	3/31	12/31

$52.86 $64.56		$65.63	$57.73 $55.61		$63.10	$55.54

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2014	2013	2014	2013

Deferred Compensation
Administrative (Expense) Income	$5,417	$3,621	$5,665	$(1,312)
Other, net – Mutual Fund Gain	594	220	751	1,150
Total Pretax	6,011	3,841	6,416	(162)

Total After Tax	$3,727	$2,381	$3,978	$(100)

Reconciliation of non-GAAP net income:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2014	2013	2014	2013

Net income excluding deferred
compensation	$20,626	$20,361	$33,393	$41,876
Deferred compensation plan (expense)
income	3,727	2,381	3,978	(100)
Net income as reported	$24,353	$22,742	$37,371	$41,776

Reconciliation of non-GAAP EPS:

	Three Months Ended June 30		Six Months Ended June 30

	2014	2013	2014	2013

Earnings per diluted share excluding
deferred compensation	$0.90	$0.89	$1.46	$1.82
Deferred compensation plan income	0.16	0.10	0.17	-

Earnings per diluted share	$1.06	$0.99	$1.63	$1.82

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for nor superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2014:

	Three Months		Increase	Increase Due to
($ in millions)	Ended June 30		(Decrease)	Foreign Translation
	2014	2013
Net Sales	$ 504.1	$ 474.4	$29.7	$3.2
Gross Profit	71.6	73.7	(2.1)	0.3
Operating Income	36.9	35.9	1.0	0.1
Pretax Income	33.2	32.2	1.0	0.2

				Increase (Decrease)
	Six Months		Increase	Due to
($ in millions)	Ended June 30		(Decrease)	Foreign Translation
	2014	2013
Net Sales	$ 981.6	$931.0	$50.6	$1.5
Gross Profit	134.6	146.4	(11.8)	(0.1)
Operating Income	59.4	64.2	(4.8)	(0.2)
Pretax Income	51.3	57.5	(6.2)	0.1

Table IV

Stepan Company Consolidated Balance Sheets June 30, 2014 and December 31, 2013

	2014	2013
	June 30	December 31
ASSETS
Current Assets	$641,726	$608,550
Property, Plant & Equipment, Net	500,957	494,042
Other Assets	65,256	64,610
Total Assets	$1,207,939	$1,167,202
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$284,037	$268,993
Deferred Income Taxes	22,768	20,616
Long-term Debt	233,853	235,246
Other Non-current Liabilities	80,904	88,606
Total Stepan Company Stockholders’ Equity	584,964	552,286
Noncontrolling Interest	1,413	1,455
Total Liabilities and Stockholders’ Equity	$1,207,939	$1,167,202